SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 14, 2006

MOTIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31409	74-2834515
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12515 Research Boulevard, Building 5 Austin, Texas	78759-2220
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number including area code: (512) 339-8335

Not Applicable

(Former name or former address if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously disclosed, the Audit Committee of Motive’s Board of Directors is conducting a review of various financial accounting issues and matters. Also as previously disclosed, this review has raised the possibility that adjustments may be made to certain of Motive’s historical financial statements in respect of the purchase accounting treatment for Motive’s acquisition of BroadJump, Inc. in January of 2003. On October 14, 2006, Motive’s Audit Committee determined that its review should specifically include certain revenue-related agreements that were entered into by Motive and BroadJump during the pendancy of the acquisition transaction, and certain related issues. Also on October 14, 2006, the Audit Committee approved a recommendation by Motive’s management regarding the engagement of an independent firm to perform an independent valuation of certain matters that are relevant to the purchase accounting treatment of the BroadJump acquisition. As a result of these developments, Motive is uncertain regarding its ability to achieve the previously disclosed November 30, 2006 outside date for announcing the results of the restatement of its 2001-2005 financial statements and filing its delinquent periodic reports with the SEC.

The efforts of Motive’s Audit Committee and management are ongoing. It is possible that these efforts may identify additional or different issues that could further impact the Company’s previously issued financial statements, and that these issues and their impact on such financial statements could be material.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTIVE, INC.

Date: October 16, 2006	By:	/s/ Alfred T. Mockett
Alfred T. Mockett
Chairman and Chief Executive Officer